UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.___)

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QUALSTAR CORPORATION

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Qualstar Corporation, a California corporation (“Qualstar” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2013 Annual Meeting of Shareholders and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). Qualstar has not yet filed a preliminary proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2013 Annual Meeting.

Press Release Issued on May 14, 2013

Attached hereto as Exhibit 1 is a press release that Qualstar issued on May 14, 2013 announcing financial results for its 2013 third fiscal quarter ended March 31, 2013, which refers to effects of an unsolicited partial tender offer commenced by BKF Capital Group, Inc. in January 2013 and subsequently terminated (the “BKF Tender Offer”).

Excerpts of Transcript for Conference Call Held on May 14, 2013

Attached hereto as Exhibit 2 are excerpts from the transcript for the conference call held by Qualstar on May 14, 2013, to review with investors Qualstar’s financial results for its 2013 third fiscal quarter ended March 31, 2013, which refers to effects of the BKF Tender Offer and of a purported advance notice of nomination sent to the Company by BKF Capital Group, Inc. stating an intent to nominate directors for election to the Company’s  Board of Directors (the “Board”), in opposition to the Board’s nominees, at the 2013 Annual Meeting of Shareholders.

Additional Information and Where to Find It

Qualstar, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Qualstar’s shareholders in connection with the 2013 Annual Meeting. Qualstar plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting (the “2013 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT QUALSTAR WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Statement and other materials to be filed with the SEC in connection with the 2013 Annual Meeting. This information can also be found in Qualstar’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the SEC on September 21, 2012 (as amended with the filing of a Form 10-K/A on October 29, 2012), and in Qualstar’s definitive proxy statement for its 2012 Annual Meeting of Shareholders, filed with the SEC on February 13, 2012. To the extent holdings of Qualstar’s securities have changed since the amounts shown in the Form 10-K/A filed on October 29, 2012, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by Qualstar with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at Qualstar’s website (www.qualstar.com) or by writing to Mr. Lawrence D. Firestone, President and Chief Executive Officer, Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, CA 93063. In addition, copies of the proxy materials, when available, may be requested from Qualstar’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

EXHIBIT 1

FOR IMMEDIATE RELEASE

For more information, contact:

Philip Varley	Vanessa Lehr/Annie Leschin
Chief Financial Officer	Investor Relations
Qualstar Corporation	StreetSmart Investor Relations
(805) 583-7744	(415) 775-1788
Philip.varley@qualstar.com

QUALSTAR REPORTS THIRD QUARTER OF FISCAL 2013 RESULTS

SIMI VALLEY, Calif., May 14, 2013 — Qualstar Corporation (NasdaqGM: QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today reported  financial results for its third fiscal quarter ended March 31, 2013. The company reported fiscal third quarter revenues of $3.0 million compared to $3.5 million in the second quarter of fiscal 2013 and $4.6 million in the third quarter of fiscal 2012. Revenues were impacted this quarter by a change in the revenue recognition policy for the service business and also by the initiation and subsequent termination of a tender offer for shares of the company’s stock by BKF Capital Group, Inc., which adversely affected bookings and revenues for new equipment in the storage business. The net loss in the fiscal third quarter was $3.3 million or $0.27 per basic and diluted share compared to a net loss of $1.7 million or $0.14 per basic and diluted share in the second quarter of fiscal 2013 and a net loss of $553,000 or $0.05 per basic and diluted share in the third quarter of fiscal 2012.

Non-GAAP revenues for the fiscal third quarter were $3.4 million. As a result of a modification to our service agreements, Qualstar changed the recognition of its service revenues. Revenues from service agreements will now be deferred and recognized ratably over the term of the service agreement. As a result, the company recorded a one-time, non-cash increase to deferred revenues in the fiscal third quarter of approximately $454,000 with an equal offset to revenues. Non-GAAP net loss was $1.3 million or $0.11 per basic and diluted share in the third quarter of fiscal 2013. Non-GAAP measures in the fiscal third quarter exclude a one-time charge of $641,000 in general and administrative expenses related to shareholder activism matters and $913,000 of restructuring costs. A reconciliation of non-GAAP income is provided in the tables below.

The book to bill was 1.2:1. Bookings were $3.5 million for the third quarter of fiscal 2013 down sequentially from $4.9 million in the second quarter of fiscal 2013. Backlog at the end of the fiscal third quarter was $3.4 million, of which $2.7 million is deliverable in the fourth quarter of fiscal 2013.

“The March quarter was a challenging one for Qualstar,” said Larry Firestone, President and CEO. “The majority of our resources were focused on ensuring a smooth transition of our manufacturing to CTS. In the midst of this effort, we were faced with a tender offer for a controlling interest in the company from BKF Capital Group, which noticeably impacted our bookings momentum during the quarter as customers delayed purchasing decisions. Despite these challenges, we met our critical manufacturing timelines and successfully executed on this phase of Qualstar’s strategic plan.”

“Our focus and commitment to transforming Qualstar into a leveraged business model with scalable, outsourced manufacturing has enabled us to accomplish a great deal in just the last nine months. Now, we are moving to the next phase of our strategic plan to grow revenues as we strive to deliver value to our shareholders.”

Including the $454,000 of deferred service revenue, storage revenues were $1.4 million for the third quarter of fiscal 2013, a 32.2% sequential decrease from the $2.1 million in the second quarter of fiscal 2013 and a 25.2% decrease from the $1.9 million in the third quarter of fiscal 2012. The sequential decline in revenues was the result of lower bookings for new equipment in the storage business.

N2Power revenues were $2.0 million for the quarter, compared to $2.7 million in the prior year quarter, a decrease of $700,000, or 26.7%, due to short-term inventory tightening in the network and telephony market. On a sequential basis, N2Power revenues increased 60.2% from $1.2 million in the second quarter of fiscal 2013.

Gross margin for the fiscal third quarter was 29.5% compared with 25.8% in the same period a year ago. This increase was driven by the restructuring efforts, a product mix-shift and decreases in material costs and rent. On a non-GAAP basis, gross profit for the fiscal third quarter was $1.3 million or 39.0%, after adjusting for the $454,000 effect of the charge in service revenue.

Operating expenses were $4.2 million in the fiscal third quarter including $913,000 of restructuring charges and $641,000 of expenses related to shareholder activism. This compares to $1.8 million for the third quarter of 2012. Engineering expenses for the fiscal third quarter were $854,000, or 28.9% of revenues, compared to $696,000, or 15.1% of revenues, for the third quarter of fiscal 2012. The increase in expenses was driven by the addition of engineering personnel in N2Power. Sales and marketing expenses for the fiscal third quarter were $846,000 or 28.7% of revenues compared to $451,000, or 9.8% of revenues, in the corresponding period last year. The increase was driven by additions to the storage sales force and increased advertising and promotional expenses. General and administrative expenses in the fiscal third quarter were $1.6 million, or 53.4% of revenues, compared to $644,000 or 14.0% of revenues for the same period last year. The increase in G&A expenses was primarily due to the $641,000 of expenses related to shareholder activism matters, including the tender offer by BKF Capital Group.

Cash, cash equivalents and marketable securities were $16.7 million as of March 31, 2013, a decrease of $1.1 million from December 31, 2012. Cash was used during this period for  restructuring actions, support of operating losses and expenses in response to the BKF Capital Group tender offer.

Inventory, net of reserves, was $2.6 million compared to $4.5 million at June 30, 2012, as we successfully transitioned our component and raw material inventory for our storage products to our outsourced manufacturer to free up working capital.

Qualstar Corporation Conference Call
Company management will hold a conference call to discuss its third quarter fiscal year 2013 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at  www.qualstar.com . Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available after the live conference call.  Additionally, participants can dial into the live conference call by calling (800) 446-2782 or (847) 413-3235 and offering the pass code 34744836. An audio replay will be available through May 22, 2013, by calling (888) 843-7419 or (630) 652-3042 and entering the pass code 34744836.

About Qualstar Corporation
Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. The company’s products are known throughout the world for high quality and  Simply Reliable  designs that provide years of trouble-free service. More information is available at  www.qualstar.com  or  www.n2power.com  or by phone at 805-583-7744.

Forward-Looking Statements
Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its products; rescheduling or cancellation of customer orders; unexpected production delays or shortages of critical components; unexpected product design or quality problems; adverse changes in market demand for its products; and continued proxy contests by shareholder activists seeking control of the Company. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K.

QUALSTAR CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net revenues	$2,952	$4,608	$9,760	$12,787

Cost of goods sold	2,080	3,418	6,675	9,056

Gross profit	872	1,190	3,085	3,731

Operating expenses:
Engineering	854	696	2,262	1,994
Sales and marketing	846	451	2,181	1,360
General and administrative	1,576	644	3,235	1,977
Restructuring expense	913	-	2,306	-
Total operating expenses	4,189	1,791	9,984	5,331

Loss from operations	(3,317)	(601)	(6,899)	(1,600)

Other income (expense)	16	48	(21)	133

Loss before income taxes	(3,301)	(553)	(6,920)	(1,467)

Provision for income taxes	-	-	-	-

Net loss	$(3,301)	$(553)	$(6,920)	$(1,467)

Change in unrealized gains (losses) on investments	$9	$28	$14	$(19)

Comprehensive Loss	$(3,292)	$(525)	$(6,906)	$(1,486)

Loss per share:
Basic and Diluted	$(0.27)	$(0.05)	$(0.56)	$(0.12)

Shares used to compute earnings per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION
CONDENSED BALANCE SHEETS
(in thousands)

	March 31,	June 30,
	2013	2012
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$825	$7,381
Marketable securities, short-term	7,684	7,135
Receivables, net of allowance for doubtful accounts of $68 as of March 31, 2013 and $38 as of June 30, 2012	3,425	2,995
Inventories, net	2,585	4,475
Prepaid expenses and other current assets	232	151

Total current assets	14,751	22,137

Property and equipment, net	498	268
Marketable securities, long-term	8,236	6,369
Other assets	46	50

Total assets	$23,531	$28,824

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,792	$2,039
Accrued payroll and related liabilities	677	332
Deferred service revenue	610	156
Restructuring liability	1,332	-
Other accrued liabilities	903	1,218

Total current liabilities	5,314	3,745

Other long-term liabilities	26	26
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of
March 31, 2013 and June 30, 2012	18,922	18,878
Accumulated other comprehensive income	23	9
Retained (deficit) earnings	(754)	6,166
Total shareholders' equity	18,191	25,053

Total liabilities and shareholders' equity	$23,531	$28,824

QUALSTAR CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
THREE AND NINE MONTHS ENDED MARCH 31, 2013
(in thousands, except per share amounts)
(UNAUDITED)

Non-GAAP net earnings are GAAP net earnings with the following modifications: (1)labor and overhead change; (2) elimination of inventory reserve; (3) litigation settlement expense and (4) restructuring expenses; (5) fees incurred as a result of the Proxy Contest; (6) service revenue deferred as a result of changing related recognition.

	Three Months Ended March 31, 2013					Nine Months Ended March 31, 2013
	GAAP	(4) Restructuring Expenses	(5) Proxy Contest Fees	(6) Service Revenue Recognition	Non-GAAP	GAAP	(1) Labor	(2) Inventory Reserve	(3) Litigation Settlement Expense	(4) Restructuring Expenses	(5) Proxy Contest Fees	(6) Service Revenue Recognition	Non-GAAP

Net revenues	$2,952	-	-	454	$3,406	$9,760	-	-	-	-	-	454	$10,214

Cost of goods sold	2,080	-	-	-	2,080	6,675	(192)	(325)	-	-	-		$6,158

Gross profit	872	-	-	454	1,326	3,085	192	325	-	-	-	454	4,056

Operating expenses:
Research and development	854	-	-	-	854	2,262	-	-	-	-	-	-	2,262
Sales and marketing	846	-	-	-	846	2,181	-	-	-	-	-	-	2,181
General and administrative	1,576	-	(641)	-	935	3,235	-	-	-	-	(641)	-	2,594
Restructuring Expenses	913	(913)	-	-	-	2,306	-	-	-	(2,306)	-	-	0
Total operating expenses	4,189	(913)	(641)		2,635	9,984	-	-	-	(2,306)	(641)	-	7,037

Loss from operations	(3,317)	913	641	454	(1,309)	(6,899)	192	325	-	2,306	641	454	(2,981)

Other income (expense)	16	-	-		16	(21)	-	-	94	-	-	-	73

Loss before income taxes	(3,301)	913	641	454	(1,293)	(6,920)	192	325	94	2,306	641	454	(2,908)

Provision for income taxes	-	-	-	-	-	-	-	-	-	-	-	-	-

Net loss	$(3,301)	$913	$641	$454	$(1,293)	$(6,920)	$192	$325	$94	$2,306	$641	$454	$(2,908)

Loss per share*:
Basic and Diluted	$(0.27)	$0.07	$0.05	$0.04	$(0.11)	$(0.56)	$0.02	$0.03	$0.01	$0.19	$0.05	$0.04	$(0.24)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253	12,253

* Financial measures have not been provided for the three and nine months ended March 31, 2012 as no non-GAAP financial measures were reported.
Total EPS does not equal the sum of the components due to rounding.

EXHIBIT 2

EXCERPT FROM TRANSCRIPT OF QUALSTAR CORPORATION
EARNINGS CONFERENCE CALL HELD ON MAY 14, 2013

“Larry Firestone [Lawrence D. Firestone, President and Chief Executive Officer of Qualstar Corporation]:

Thank you Annie and everyone for joining us.  The third fiscal quarter was perhaps our most dynamic quarter yet in our turnaround of Qualstar. In the midst of transitioning our storage manufacturing to CTS, which involved everything from product and process documentation, to moving significant amounts of inventory, to setting up fully scalable turnkey manufacturing for the future, we faced yet another challenge from one of our largest shareholders, BKF Capital Group. With all of this, the good news is that we kept our eye on the ball to ensure that we met our critical manufacturing timelines and executed on this phase of Qualstar’s transformation which was, getting Qualstar out of the business of manufacturing and focusing on what it does best – designing and selling products.

***

With this massive effort underway during the quarter, we were also faced with an unsolicited partial tender offer by BKF Capital Group for 3 million shares of the company’s stock, which would have increased BKF’s holdings to approximately 42% of the company. The company adopted a shareholder rights plan to protect the company and its shareholders, as our Board of Directors ultimately determined that BKF’s tender offer was inadequate. Although BKF terminated its offer, these events were a costly distraction.  Worse, they literally halted our early quarter storage sales and bookings, impacting third fiscal quarter bookings and revenues. This gave our resellers and customers reason to pause and consider other alternatives to Qualstar’s products at a time when our momentum was building nicely in the marketplace. Not unexpectedly, our competitors capitalized on the news and successfully cast a shadow over our company, causing some deals to be lost and others postponed. Since then, our sales force has been working diligently to recover the momentum we had and we are again seeing our pipeline build.

In the meantime, in an effort to protect the company’s resources and prevent another interruption such as this from happening, we have reached out to BKF to attempt to reach a settlement of its ongoing proxy contest so that we may move forward and allow our customers and shareholders to remain confident in Qualstar. We hope to achieve a resolution that avoids a full proxy contest and that is in the best interests of shareholders, but we have no significant progress to report at this time.

***

“Philip Varley [Philip G. Varley, Chief Financial Officer of Qualstar Corporation]:

Thank you, Larry. Hello everyone.

***

Revenues from our storage business decreased to $1.0 million compared to $1.9 million in the same period a year ago. Storage revenue declined due to the impact of the tender offer on our bookings and the resulting revenues and the deferral of $454,000 in service revenue.

***

Total operating expenses for the third quarter were $4.2 million which included normalized operating expenses of $2.6 million and one-time charges for restructuring and proxy and tender offer costs totaling $1.6 million. This compares to operating expenses of $1.8 million in the third quarter of 2012.

Engineering expense was $854,000 in the quarter, compared to $696,000 in the same period last year due to key engineering hires. Sales and marketing expenses were $846,000 compared to $451,000 in the same period last year due to the addition of new sales people and higher advertising, tradeshow and promotional expenses. General and administrative expenses were $1.6 million compared with $644,000 in the same period last year driven by increased professional fees of $641,000 for the fairness opinion and shareholder rights agreement related to the proxy and tender offers. Additionally, restructuring charges totaled $913,000 this quarter. $344,000 was a non-cash charge for the abandonment of our lease for our manufacturing facility and $230,000 was for severance. Non-GAAP operating expenses during the third fiscal quarter of 2013 were $2.6 million.

GAAP net loss for the quarter was $3.3 million or $0.27 per basic and diluted share. Non-GAAP net loss was $1.3 million, or $0.11 per basic and diluted share. This compares to a GAAP net loss of $525,000 in the third fiscal quarter of 2012 or $0.05 per diluted share.

Turning to the balance sheet, cash and marketable securities were $16.7 million at the end of the quarter, down from $17.8 million in the December quarter as cash was utilized for proxy expenses, restructuring activities and to support operations. Inventory declined 35% sequentially to $2.6 million at the end of the quarter. As part of our outsourcing agreement, CTS began acquiring our raw material, and finished goods inventory for our RLS products this quarter, and CTS will be shipping completed libraries to our customers going forward.  As a result, inventory turns improved to 2.5 times this quarter from 2.1 times last quarter, and we expect to see further improvement going forward as we move to a turnkey outsourced model.